Exhibit 99.1

MURPHY OIL PROVIDES DRILLING UPDATE AND

FIRST QUARTER EARNINGS GUIDANCE

EL DORADO, Arkansas, April 13, 2005 — Murphy Oil Corporation (NYSE:MUR) announces successful appraisal wells at its Kakap discovery in Malaysia and its Thunder Hawk discovery in the Gulf of Mexico and dry holes at Jangas and Makalu. Murphy also expects net income for the first quarter of 2005 to be between $1.10 and $1.15 per diluted share.

DRILLING UPDATE

In Block K offshore Sabah, Malaysia, the Kakap #2 appraisal well encountered significant oil pay in three reservoirs. Subsequent drill stem testing of one zone flowed high quality crude oil at 5,580 barrels of oil per day on a 40/64 inch choke with a gas/oil ratio of 940. The Kakap #2 well was drilled 948 feet downdip and one mile away from the Kakap #1 discovery well. The Kakap field partly lies in the southern part of Block K, offshore deepwater Sabah, Malaysia.

Also in Block K, the Jangas #1 well encountered noncommercial quantities of oil in thin bedded reservoirs. The well will be plugged and abandoned.

Claiborne P. Deming, Murphy’s President and Chief Executive Officer, commented, “The Kakap appraisal well confirms the significance of the Kakap structure. Of particular note is the strong flow test rate with only a minimal draw down of 41 pounds per square inch. The Jangas well, drilled outboard of our Kikeh discovery, proved to be disappointing. We will next move back into the area of previous discoveries and spud the Kerisi well located nine kilometers from Kikeh.”

In the deepwater Gulf of Mexico, drilling operations have been temporarily halted on the #2 appraisal well drilled at the Thunder Hawk discovery in Mississippi Canyon Block 734 due to severe loop currents in the area. Prior to the drilling interruption, the exploratory well being drilled to test the far western extent of the discovery at Thunder Hawk encountered over 500 feet true vertical thickness of pay in two high-quality sands. The well is being drilled in 5,716 feet of water and has reached a total measured depth of 23,765 feet. Plans are to continue drilling to a total measured depth of 28,216 feet once operations resume.

Deming commented, “We are obviously encouraged by the thickness of the pay intervals seen in this well which confirms the lateral extent of the reservoir to the west and we are eager to resume drilling to our deeper objectives once loop currents subside.”

Block K, which covers over four million acres, is operated by Murphy with an 80% working interest. PETRONAS Carigali Sdn. Bhd., a wholly owned exploration and production arm of PETRONAS, holds the remaining 20%.

Murphy owns a 37.5% working interest in Mississippi Canyon Block 734 and serves as operator; Dominion Exploration & Production, Inc., a subsidiary of Dominion (NYSE: D), and Spinnaker Exploration Company (NYSE: SKE) each have a 25% interest; and Pioneer Natural Resources Company, (NYSE: PXD) has a 12.5% interest.

EARNINGS GUIDANCE

For the first quarter, production and sales volumes are estimated to average 127,000 barrels of oil equivalent (BOE) per day. Both production and sales volumes represent a decline from previous guidance primarily due to an extended turnaround at Syncrude. Dry hole charges for the quarter should be approximately $52 million with worldwide exploration expense, including dry hole charges, approximately $71 million.

In the worldwide downstream business, the Company expects a loss of $5 million primarily due to prevailing weakness in retail gasoline margins in the United States throughout the quarter as well as a seasonal downturn in margins at our Superior, Wisconsin refinery.

Earnings may also vary based on prices and volumes of some of the Company’s crude oil production.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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